Changes in Registrants certifying accountant

On November 19, 2008, the Board, upon the recommendation of the Audit Committee of the Board, determined not to retain
Deloitte & Touche LLP and approved a change of the Trusts independent auditors to WithumSmith+Brown, P.C. Deloitte &
Touche LLP, served as the Trusts independent auditor during the initial establishment and listing of the Funds. Deloitte & Touche LLPs report on the Trusts statement of assets and liabilities as of October 10, 2007 contained no adverse opinion or disclaimer of opinion; nor were its reports qualified or modified as to uncertainty, audit scope, or accounting principles. Further, there were no disagreements between the Trust and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the disagreements in its report on the financial statements for such periods.